UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2018

FS Credit Real Estate Income Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	333-216037 (Commission File Number)	81-4446064 (I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania (Address of principal executive offices)	19112 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

Item 3.02.

Unregistered Sale of Equity Securities.

On March 6, 2018, FS Credit Real Estate Income Trust, Inc. (the “Company”) received $2,615,000 relating to the sale and issuance of 105,785 shares of its Class S Common Stock at the per share purchase price of $24.72 (the “Private Placement”).  The Private Placement is exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder because the purchasers are accredited investors within the meaning of Rule 501(a) of Regulation D.

Item 8.01.

Other Events.

Investment Activity

On March 7, 2018, the Company closed a $12.1 million senior floating-rate mortgage loan (the “Fairfield Inn Loan”), used to finance the acquisition of the Fairfield Inn by Marriot Las Vegas, a 128-key select-service hotel located in Las Vegas, NV. The Company funded the purchase of the Fairfield Inn Loan with cash on hand and proceeds from its repurchase facility with Goldman Sachs Bank USA and the Private Placement.

The Fairfield Inn Loan bears interest at a floating rate of 4.50% over the one-month London Interbank Offered Rate with an interest rate floor of 6.06% per annum and an appraised loan to value ratio of approximately 71%. The Fairfield Inn Loan has an initial 24-month term with two 12-month extensions for the borrower subject to satisfaction of certain performance tests and the payment of an extension fee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Credit Real Estate Income Trust, Inc.

Date:	March 12, 2018	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President, Treasurer and Secretary